Exhibit 99.1

Pope Resources Closes $84 Million Timber Fund

POULSBO, Wash.--(BUSINESS WIRE)--March 25, 2009--Pope Resources (NASDAQ:POPE) announced today that its subsidiary, Olympic Resource Management LLC (ORMLLC), which provides forestry consulting and timberland management services to third-party owners and managers of timberland, has successfully closed an $84 million private equity timber fund, ORM Timber Fund II, Inc. The $84 million of committed capital represents $67 million from third-party investors and $17 million to be co-invested by Pope Resources. ORMLLC is actively looking for timberland properties to acquire on behalf of the fund, which will invest in commercial timberlands in the Pacific Northwest.

“The closing of our second timber fund represents a significant step forward in the execution of our strategy to increase our timberland holdings through these fund vehicles,” said David L. Nunes, President and CEO. “Our co-investment alongside third-party investors enables us to spread our capital over a larger timberland portfolio than we could acquire on our own while simultaneously generating timberland management fees from management of fund assets.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156